EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129

KAYDON CORPORATION ANNOUNCES
NEW SHARE REPURCHASE PROGRAM

Ann Arbor, Michigan - May 6, 2005

     Kaydon Corporation (NYSE:KDN) today announced that its Board of Directors has authorized a new share repurchase program of up to 5.0 million shares of the Company’s common stock. This authorization replaces the existing 5.0 million share repurchase program. Since the Company’s current share repurchase program was authorized in October of 1999, Kaydon has repurchased a total of 4.2 million shares at a cost of $94.7 million through Thursday, May 5, 2005.

     Shares will be purchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions.

     Brian P. Campbell, Kaydon’s Chief Executive Officer commented, “This new authorization reflects the continued commitment by both the Board of Directors and Kaydon Leadership Team to enhance long-term shareholder value. Current cash balances and expected strong future cash flow will allow us to pursue both internal and external opportunities that return and enhance value to our shareholders.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.